Exhibit 10(ii)

October 31, 1996

Mike Turico
Sand Box Entertainment Corporation
2231 East Camelback Road
Suite 324
Phoenix, AZ  85016

Dear Mike,

Pursuant to our discussions, I would like to present the following T-1 Internet Access quote for your review:

One-Time Charges

Genuity Installation                        $2,500

Total One-Time Charges:                                                   $2,500
Monthly Charges

2Mbps Ethernet Internet Access                                            $1,750

Total Monthly Charges:                                                    $1,750
o        Quote prices valid for 30 days.
o        Monthly charges include telephone company fees.

Service Term                                                              3 yrs

We believe the reliability and flexibility of Genuity's personnel and network makes us unique and we look forward to a mutually successful business relationship. The Ethernet connection you have chosen allows Inficad to cost effectively increase bandwidth up to 10Mbps. Please indicate your acceptance of these services and of the terms and conditions of the Master Service Agreement by signing below and also at the end of the Master Service Agreement, and returning a copy of both documents to me for our files.

I realize Sandbox Entertainment has a choice when choosing a NSP therefore, I would like to thank you for selecting Genuity.

Regards,
/s/ Jim O'Shaughnessy
Jim O'Shaughnessy                                   /s/ Chad Little      12/9/96
Account Executive                                   ----------------------------
Genuity Inc.
(602)207-6449                                       Chad Little          Date:
jimo@genuity.net                                    Accept quote as proposed

GENUITY MASTER SERVICE AGREEMENT

This MASTER SERVICE AGREEMENT dated October 31, 1996 between the below-named Customer and Genuity Inc. ("Provider" or "Genuity") (collectively referred to as the "Parties") establishes the terms and conditions under which Provider will provide communications services to Customer.

Customer:  Sandbox Entertainment Corporation

State of Incorporation:  Arizona

Principal Place of Business:  Phoenix, Arizona

Address:  2231 East Camelback Road

Phoenix, Arizona  85016

Address for Notices:

Mike Turico
Sandbox Entertainment Corporation
2231 East Camelback Road
Phoenix, AZ  85016

Attn:  Mike Turico

Provider:
Genuity Inc.                        Address for Notices:
4041 N. Central                     Genuity Inc.:
Phoenix, AZ  85012                  4041 N. Central
Attn:  Contract Administration      Phoenix, AZ  85012

1. The Parties anticipate that Customer may, at Customer's sole discretion, issue one or more Data Service Orders ("Service Orders") describing certain services which Customer desires to purchase from Provider, and which set forth the prices, minimum term of service and other service specific details. All Service orders shall be subject tot he terms and conditions of this Master Service Agreement for the duration of the Service Order. If a Service Order is accepted in writing by an authorized representative of Provider, it shall supersede any and all prior agreements or understandings with respect to the service described therein, and shall, together with such terms and conditions, comprise the full and final agreement of the Parties. No term or condition hereof shall be modified except by written agreement of both Parties and any preprinted terms and conditions which may appear on Customer's order form are expressly rejected and are void. As used in the document, the work "Term" shall mean the total duration of a Service Order and the phrase "Initial Term" shall mean the minimum term of service as specified in a Service Order. The word "Agreement" shall apply to all promises, terms and conditions of the Parties contained in this Master Service Agreement or a Service Order.

2. The Initial Term of this Agreement shall be as set forth in the Service Order placed hereunder and shall extend thereafter until terminated by either Party upon no less than ninety (90) days' prior written notice. However, Provider may terminate this Agreement or suspend service hereunder at any time upon: (a) any failure of Customer to pay any undisputed amounts as provided in this Agreement;
(b) any breach by Customer of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof; (c) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to Customer; or (d) any governmental prohibition or required alteration of services to be provided hereunder or any violation of an applicable law, rule or regulation. Any termination shall not relieve Customer of its obligation to pay any charges incurred hereunder prior to such termination. The Parties' rights and obligations which by their nature would extend beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.

3. Customer is responsible for all Recurring and Non-Recurring Charges from and after the Date of Acceptance. For purposes of this Agreement, the Date of Acceptance is the earlier of 1) the date Customer signs a Customer Acceptance Letter or 2) two (2) business days after Provider establishes a connection in which the Provider-furnished service is functioning properly. Recurring Charges will be prorated for the first and last month of the Agreement if services is not provided for a complete month. Proration of a monthly charge will be based on the number of days connection was available divided by total days in the month. Provider's targeted service installation intervals are thirty (30) days after order acceptance for on-net services and forty-five (45) days for off-net services. In the event Customer requests Provider to attempt to accelerate the order process to install services more quickly, Customer shall pay an Order Expedite charge of $500. Order Expedite charges will apply to each site ordered for which expedited installation is requested.

4. During the Term Customer shall pay Provider for services at the rates set forth in the Service Order. Normal service charges shall be invoiced monthly in advance. All amounts owed by Customer shall be paid within thirty (30) days after the date of the invoice and Provider reserves the right to charge interest on all delinquent payments at an annualized rate of 2 percentage points above the prime rate as announced in the Wall Street Journal from time to time. In addition, Provider shall have the right to interrupt or terminate its services to Customer if any undisputed amount owed by Customer to Provider remains unpaid for more than sixty (60) days after the date of such invoice.

5. Provider's bill shall separately identify any excise, sales, use, or other taxes applicable to Provider's provision of service or equipment to Customer, and all such taxes, however designated (excepting those based on Provider's net income), shall be paid by Customer in addition to any other amount owing. Provider will not collect any otherwise applicable tax if Customer first provides Provider with a valid tax exemption certificate.

6. At Customer's request, Provider will respond to Customer's report of service interruption and attempt to resolve all problems of connectivity. If it is determined that all facilities, system and equipment furnished by Provider are functioning properly, and that the connectivity problem arose from some other cause, Provider will recover labor and materials cost for

GENUITY MASTER SERVICE AGREEMENT

services actually performed at the following rates, which shall be the usual and customary rates for similar services provided by Provider to all Customers in the same locality.

         Labor (4 hour Minimum Charge):
         7 a.m. to 7 p.m. week days/$150 per hour per Technician
         All other times:  $225 per hour per Technician
         Materials:  Cost to Provider x 1.15

Provider reserves the right to modify the above rates upon ninety (90) days' advance written notice to Customer. Provider shall also be entitled to recover from Customer reasonable travel and related expenses of technicians required to travel in connection with such services.

7. Provider may substitute, change or rearrange any equipment, facility or system used in providing services at any time and from time to time, but shall not thereby alter the technical parameters of the services provided thereunder.

8. Customer shall not cause or allow any facility or equipment of Provider to be rearranged , moved, removed, disconnected, altered, or repaired without Provider's prior written consent, which consent shall not be unreasonably withheld. Customer shall not create or allow any liens or other encumbrances to be placed on any Provider equipment, facility or system arising from any act, transaction or circumstance relating to Customer. If Customer elects to relocate or otherwise change the place of services after commencement of the installation of facilities, Customer shall pay any disconnection, early cancellation or termination charges reasonably incurred by Provider for the original location and installation charges for the new location.

9. Provider will grant a credit allowance for service interruption calculated and credited in fifteen (15) minute increments. A service interruption will be deemed to have occurred only if service becomes unusable to Customer as a result of failure of Provider's facility, equipment, or personnel used to provide the service in question and only where the interruption is not the result of: (i)
the negligence or acts of Customer or its agents; (ii) the failure or malfunction of non-Provider equipment or systems not provided by Provider; (iii) circumstances or causes beyond the control of Provider; or (iv) a service
interruption   caused  by  scheduled  service   maintenance,   alternation,   or
implementation. Such credits will be granted only if (a) Customer affords Provider full and free access to Customer's premises to make appropriate repairs, maintenance, testing, etc; and (b) Customer does not unreasonably continue to use the service on an impaired basis.

For purposes of canceling or terminating a service provided under this Agreement for a Provider service interruption, such service interruption order must equal either twenty four (24) hours of cumulative service outages during any continuous twelve (12) month period or a single outage of eight (8) hours or more.

The foregoing states Customer's sole remedy for service interruption under the Agreement, and in no event shall Provider be liable for harm to business, lost revenues, lost savings, or lost profits suffered by Customer, regardless of the form of action, whether in contract, warranty, strict liability, or tort, including without limitation negligence of any kind, whether active or passive.

10. Provider's entire liability for any claim, loss, damage or expense from any cause whatsoever shall in no event exceed sums actually paid to Provider by Customer during the calendar year of occurrence for the specific service giving rise to the claim. Notwithstanding the foregoing, Provider shall not be liable for any indirect, incidental, consequential, punitive or special damages. No action or proceeding against Provider shall be commenced more than one (1) year after service is rendered.

11. There are no warranties, representations or agreements, express or implied either in fact or by operation of law, statutory or otherwise, including warrants of merchantability or fitness for a particular purpose or arising from a particular course of dealing, except those expressly set forth herein. Provider makes no representations as to results that will be obtained by the use of the service hereunder. Provider shall not be liable to Customer for damages or for alteration, theft, loss or destruction of data, programs or systems from accident, fraud, third party intrusion or otherwise, for failure of authentication or encryption, or for failure of firewall protection or other security failures, unless the same shall have been caused by the intentional act of Provider.

12. In the event that Customer cancels or terminates service at any time during the Initial Term of this Agreement or any renewal thereof for any reason whatsoever other than a service interruption (as described in Paragraph 9 above), Customer agrees to pay Provider as liquidated damages (which shall not be deemed a penalty) the following sums which shall become due and owing as of the effective date of cancellation or termination and be payable in accordance with Paragraph 3 above: 1) all Non-Recurring charges specified in the Service Order and reasonably expended by Provider to establish service to Customer; plus
2) if cancellation or termination results from a default by Customer, any disconnection, early cancellation or termination charges reasonably incurred by Provider; plus 3) all Recurring Charges specified in the Service Order for the balance of the then current Term of this Agreement.

13. Customer shall allow Provider continuous access and right-of-way to Customer's premises to the extent reasonably determined by Provider to be appropriate to the provision and maintenance of services, equipment, facilities and systems hereunder. Customer shall furnish Provider, at no charge, such equipment space and electrical power as is reasonably determined by Provider to be required and suitable to render services hereunder.

14. Customer shall be liable for any damage to Provider equipment, facility, and system which is caused by: (a) negligent or willful acts or omissions of Customer or its agents, employees or suppliers; or (b) malfunction or failure of any equipment of facility provided by Customer or its agents, employees or suppliers. Customer is responsible for identifying, monitoring, removing and disposing of any existing hazardous materials (e.g., friable asbestos) prior to any construction or installation work being performed by Provider and Customer shall indemnify, defend, and hold Provider harmless from any claim, suit, loss, cost, or expense, including fines, abatement charges, legal fees and court costs incurred in connection with hazardous materials on Customer's premises.

15. Customer is solely responsible for the content of any transmissions using Provider's services, or any other use of Provider's services, by

GENUITY MASTER SERVICE AGREEMENT

Customer or by any person or entity Customer permits to access Provider's services (a "User"). Customer agrees that is and any User will not use the services for illegal purposes (including but not limited to infringement of copyright or trademark, misappropriation of trade secrets, wire fraud, invasion of privacy, obscenity and libel), or to interfere with or disrupt other network users, network services or network equipment. Disruptions include, but are not limited to, distribution of unsolicited advertising or chain letters, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network. Customer shall defend, indemnify, and hold harmless Provider from and against all liabilities and costs (including reasonable attorneys' fees) arising from any and all claims by any person based upon the content of any transmissions by Customer or any User using Provider's services or any other use of Provider's services by Customer or any User.

16. If so requested, Provider may assign on a temporary basis a reasonable number of Internet Protocol ("IP") addresses from the address space assigned to Provider by the InterNIC. The Customer acknowledges that these addresses are the property of Provider and are assigned to Customer as a service by Provider. Provider reserves the right to change these address assignments at any time during the term of this Agreement if the architecture of Provider's network so requires it; however, Provider shall use reasonable efforts to avoid any disruption to Customer resulting from a renumbering requirement. Provider will give Customer as much notice as possible of any requirement to renumber. Customer agrees that the addresses provided by Provider shall be returned to Provider promptly after termination of this Agreement, and that any renumbering required of Customer thereafter shall be the sole responsibility of Customer.

17. Provider warrants that all traffic originating from Customer will be routed to the destination address via Provider's network, provided that the IP addresses in use by Customer are part of Provider's assigned address space. If Customer has or acquires its own IP addresses, Customer shall confirm that all other networks will accept and route traffic from Customer.

18. Neither Party may assign this Agreement without the written consent of the other Party (which consent shall not be unreasonably withheld or unduly delayed), except that Provider may assign its rights and obligations hereunder:
(a) to any subsidiary, parent company, or affiliate of Provider; (b) pursuant to any sale or transfer of substantially all the business of Provider; or (c) pursuant to any financing, merger, or reorganization of Provider. Customer represents that it is purchasing Provider's services for use in Customer's business and agrees that it will not assign, sell or make available all or any part of such purchase or services to any competitor of Provider.

19. If any provision of this Agreement is held by a court to be invalid, void unenforceable, the remainder of this Agreement shall nevertheless remain unimpaired and in effect.

20. No license, joint venture or partnership, express or implied, is granted by Provider pursuant to this Agreement.

21. Each Party agrees to maintain in strict confidence for a period of five (5) years from disclosure all plans, designs, drawings, trade secrets, and other proprietary information of the other Party which is disclosed in written or electronic form pursuant to this Agreement. No obligation of confidentiality shall apply to disclosed information which the recipient 1) already possessed without obligation of confidentiality; 2) develops independently; or 3) rightfully receives without obligation of confidentiality from a third party.

22. Except for payment of money, neither Party shall be liable for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an event of Force Majeure, including but not limited to, fire, flood, explosion, accident, war, strike, embargo, governmental requirement, civil or military authority, Act of God, inability to secure materials, labor or transportation, acts or omissions of common carrier or warehouseman, failure of performance by third-party supplier, or any other causes beyond its reasonable control. Any such delay or failure shall suspend the Agreement until the Force Majeure condition ceases and the Term shall be extended by the length of the suspension.

23. If this Agreement is entered into by more than one Customer, each is jointly and severally liable for all agreements, covenants and obligations herein.

24. Provider may use Customer's name as a reference with third parties and as part of Provider's general advertising materials.

25. This Agreement shall be governed by the laws of the State of California without regard to its choice of law provisions. In any action between the Parties to enforce any material provision of this Agreement, the prevailing Party shall be entitled to recover its legal fees and court costs from the non-prevailing Party in addition to whatever other relief a court may award.

26. Each person executing this Agreement on behalf of Provider or Customer represents and warrants that such person has been fully empowered to do so, and that all necessary corporate actions (if any) required for the execution of agreements have been taken.

27. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be constitute one and the same instrument.

GENUITY MASTER SERVICE AGREEMENT

--------------------------------------------------------------------------------


Genuity Inc.:                        Customer: Sandbox Entertainment Corporation

Signature:                           Signature:


By:                                  By: Chad M. Little

Title:                               Title: President

                                    ADDENDUM


         This Addendum to the Master Service Agreement dated as of November 6th,
1996,   between  Genuity  Inc.  (the   "Provider")  and  Sandbox   Entertainment
Corporation (the "Customer") (the "Addendum") provides for the following:

1. At such time Customer upgrades from the current T-1 service to a higher level of service provided by Genuity the full cost, as evidenced by written receipt, of the Customer's CSU/DSU will be deducted from the startup cost of the upgraded service provided by Genuity.

--------------------------------------------------------------------------------


Genuity Inc.:                        Customer: Sandbox Entertainment Corporation

Signature:                           Signature: /s/ Chad M. Little


By:                                  By: Chad M. Little

Title:                               Title: President